Exhibit 99.1

Biostage Reports Fourth Quarter and Fiscal Year 2021 Financial Results

HOLLISTON, Mass., April 1, 2022 /PRNewswire/ -- Biostage, Inc. (OTCQB: BSTG) ("Biostage" or the "Company"), a cell-therapy biotechnology company with successful "first-in-human" experience in treating esophageal cancer (conducted at the Mayo Clinic and published last August) and FDA approval to commence a clinical trial of the Biostage Esophageal Implant for severe esophageal disease including cancer, today announced its financial results for the three months and year ended December 31, 2021.

The Company will be hosting a conference call on Friday, April 1, 2022 at 9:00 A.M. Eastern Time. You can access the live conference call by dialing the following phone numbers toll free 877-407-8293 or international +1 201-689-8349.

Summary of Financial Results

For the three months ended December 31, 2021, the Company reported a net loss of $5.9 million, or $0.55 per share, as compared to a net loss of $1.0 million, or $0.12 per share, for the three months ended December 31, 2020. The $4.9 million quarter-over-quarter increase in net loss was due primarily to a charge of approximately $3.3 million relating to the contingency matter for our ongoing litigation for a wrongful death complaint and related matters more fully described in Note 9 to our consolidated financial statements and an increase in legal costs of approximately $1.3 million for fees for filing claims against our insurance carrier to seek continuance of insurance coverage for the same litigation. In addition, research and development costs increased $0.2 million and the Company recognized lower grant income for qualified expenditures from the SBIR grant of $0.1 million as the grant expired effective September 30, 2021.

Net loss increased approximately $3.1 million to approximately $8.0 million, or $0.79 per share, for the year ended December 31, 2021 as compared to approximately $4.9 million, or $0.55 per share, for the year ended December 31, 2020.

The $3.1 million year-over-year increase in net loss was due primarily to a charge of approximately $3.3 million relating to the contingency matter for our ongoing litigation for a wrongful death complaint and related matters more fully described in Note 9 to our consolidated financial statements and an increase in legal costs of approximately $1.3 million for fees for filing claims against our insurance carrier to seek continuance of insurance coverage for the same litigation. These increases are offset, in part, by approximately $0.8 million of lower employee and share-based expenses due to the separations of our former chief executive and chief financial officers during 2020.

In addition, research and development costs decreased by $0.5 million Notes Payable were forgiven resulting in a $0.4 million gain and grant income decreased by $0.2 million which account for the change in net loss year-over-year.

Balance Sheet and Cash

As of December 31, 2021, the Company had operating cash on-hand of $1.2 million, a decrease of $0.2 million from the prior year. During the year ended December 31, 2021, the Company used net cash in operations of $2.6 million, which was offset, in total, by $2.8 million of proceeds from private placement transactions that resulted in the issuance of 1,372,464 shares of our common stock and warrants to existing investors.

We expect that our operating cash on-hand as of December 31, 2021 of $1.2 million will enable us to fund our operating expenses and capital expenditure requirements into early third quarter of 2022.

About Biostage.

Biostage is a clinical-stage biotech company that uses cell therapy to regenerate organs inside the human body to treat cancer, trauma and birth defects. We have performed the world's first regeneration of an esophagus in a human cancer patient. This surgery was performed at Mayo Clinic and was published in August 2021.

Biostage has 7 issued U.S. patents, 2 orphan-drug designations (which provide 7 years of market exclusivity in addition to any patents), and the possibility of 2 Priority Review Vouchers from the FDA.

Biostage's current goals include raising capital, uplisting from the OTC bulletin board to NASDAQ and beginning its clinical trial for repair of the esophagus in adults.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the capabilities and performance of our products and product candidates; our capital raising plans and expectations, including uplifting to NASDAQ; development expectations and regulatory approval of any of the Company's products, including those utilizing its Biostage Esophageal Implant technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; and success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company's products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company's inability to obtain needed funds in the immediate future; the Company's ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact

Shunfu Hu

Vice President of Business Development
and Operations

774-233-7300

shu@biostage.com

Biostage, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2021	2020
Assets
Cash	$1,242	$1,026
Restricted cash	50	50
Other assets	574	1,000
Total assets	$1,866	$2,076

Liabilities and stockholders' (deficit) equity
Other liabilities	$1,645	$547
Accrual for contingency matter	3,250	-
Notes payable	-	404
Total liabilities	4,895	951
Total stockholders’ (deficit) equity	(3,029)	1,125
	$1,866	$2,076

BIOSTAGE, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Operating expenses
Research and development	$569	$342	$1,592	$2,069
General and administrative	5,332	768	7,044	3,256
Total operating expenses	5,901	1,110	8,636	5,325

Other income (expense)
Forgiveness of notes payable	-	-	408	-
Grant income	-	77	165	447
Change in fair value of warrant liability	29	10	15	16
Other income (expense), net	(1)	(1)	70	(3)
Total other income, net	28	86	658	460

Net loss	$(5,873)	$(1,024)	$(7,978)	$(4,865)

Basic and diluted net loss per share	$(0.55)	$(0.12)	$(0.79)	$(0.55)
Weighted-average common shares, basic and diluted	10,717	8,855	10,062	8,794